Exhibit 99.1

Ducommun Appoints Daniel G. Korte and Daniel L. Boehle to its Board of Directors

New Directors Provide Operational and Financial Expertise in the A&D Sector and Have Strong Track Records of Creating Value for Shareholders

The Ducommun Board Has Now Added 5 New Directors in the Past 4 Years

Q3 2024 Results Reaffirm Strong Momentum on Ducommun’s VISION 2027 Strategy

Costa Mesa, Calif., November 7, 2024 (GLOBE NEWSWIRE) — Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”), a global supplier of value-added innovative electronic and structural products and manufacturing solutions for the aerospace and defense industry, announced today that in support of the Company’s VISION 2027 Strategy and as part of its ongoing board refreshment process, Daniel G. Korte and Daniel L. Boehle have been appointed as independent members of the Company’s Board of Directors (the “Board”), effective November 5, 2024.

“We are thrilled that Dan Korte and Dan Boehle will be joining our Board of Directors,” said Stephen G. Oswald, Chairman, President and Chief Executive Officer. “Both have exceptional track records within the commercial aerospace and defense industries and bring valuable expertise to Ducommun’s Board as we continue to execute on our VISION 2027 Strategy. Our Q3 2024 results, which the Company also announced today, is a very positive statement that our VISION 2027 plans are working as we continue making significant progress in achieving our revenue and EBITDA margin growth targets.”

Mr. Korte is a seasoned aerospace and defense executive with demonstrated expertise in identifying and capitalizing on global market opportunities that drive revenue and profitable growth. Most recently, Mr. Korte served as Global Vice President of Aerospace at PPG Industries Inc (“PPG”). Under his leadership, the division saw double-digit revenue growth and increased profitability by driving sales and operational efficiencies. Prior to joining PPG, he served as Chief Executive Officer of LMI Aerospace, where he oversaw the Company’s eventual sale to the Sonaca Group and was the President of the Rolls-Royce Defense Group. From 1985 through 2009, Mr. Korte held various senior level roles at The Boeing Company in supply chain, program management and general management. He currently serves on the Board of Directors of Woodward, Inc., where he chairs the Human Capital & Compensation committee.

Mr. Boehle is a talented finance executive with 25+ years of experience working with defense manufacturing companies, including serving as the Chief Financial Officer at two leading public companies in the industry. Mr. Boehle currently serves as the Executive Vice President and Chief Financial Officer of TTM Technologies, Inc., a position that he has held since September 2023. Previously, Mr. Boehle served as Vice President and Chief Financial Officer for Aerojet Rocketdyne, Inc., where he drove profitable growth and was actively involved in financial aspects of the strategic analysis that resulted in Aerojet Rocketdyne’s $4.7bn sale to L3Harris. Before joining Aerojet Rocketdyne, Mr. Boehle served in various financial leadership roles across corporate accounting, financial reporting and financial planning and analysis at Northrop Grumman Corporation.

Mr. Korte commented: “I have followed Ducommun’s successful transformation in recent years as it sharpened its strategic focus and reshaped the portfolio towards higher growth and higher margin areas. Having worked in the aerospace and defense industry for decades, I know and respect Ducommun’s well-earned reputation as a leading supplier and I’m honored to join its Board of Directors. Together with the rest of the Board, I look forward to utilizing my operational experience developing and executing growth strategies to help drive Ducommun’s continued success.”

Mr. Boehle commented: “Ducommun is an industry leader with strong growth prospects, and I am excited to join the Board of a Company with such rich history and strong trajectory. I look forward to leveraging my experience as a CFO in the sector, in collaboration with the Board and management team, to help advance the Company’s VISION 2027 Strategy.”

These appointments are part of Ducommun’s Board refreshment program designed to help ensure that the Company’s Board has the best mix of skills and experience necessary to support Ducommun’s leadership team in driving VISION 2027 and shareholder value. The Corporate Governance and Nominating Committee conducted a thorough search with the assistance of a leading independent search firm, who evaluated over fifty potential candidates for each role. This process spanned several months and also reflects discussions and input from shareholders and culminated in Mr. Korte and Mr. Boehle being identified from among several highly qualified candidates.

Ducommun also announced that Robert C. Ducommun and Dean M. Flatt will not, per Ducommun’s mandatory director retirement age policy, stand for reelection at Ducommun’s 2025 Annual Meeting. Mr. Ducommun and Mr. Flatt both successfully oversaw the Company’s transition to a more focused Aerospace and Defense platform that involved the streamlining of the organization and the successful acquisition of five companies.

Mr. Oswald added, “We want to express our sincere thanks to Bob and Dean for their significant contributions and dedication to Ducommun during their tenure on the Board. We very much appreciate their service time and support, and they now leave the Board with the Company stronger than ever and on a great path for continued success”.

Ducommun’s Board and management team continue to focus on driving sustained shareholder value. The Board and management team have overseen a successful business transformation over the past seven years and are well positioned to continue delivering shareholder value through execution of the VISION 2027 Strategy.

The Board will include ten members until Ducommun’s 2025 Annual Meeting, following which it will be comprised again of eight directors.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws relating to Ducommun Incorporated, including statements about its VISION 2027 Strategy and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in our reports filed with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward-looking statements to reflect subsequent events or circumstances.

CONTACTS:

Suman Mookerji, Senior Vice President, Chief Financial Officer, 657.335.3665